Exhibit 10.6

Employment contract with indefinite period

Between

INNIO Holding GmbH

Nymphenburger Straße 5

80335 München

(hereinafter, the "Employer")

and

Dr. Andreas Kunz, born on September 25, 1970,

Dornierstrasse 59/2

88048 Friedrichshafen

(hereinafter, the "Employee" (m/f/d); Employer and Employee are together referred to as the "Parties")

the following employment contract is concluded:

§ 1
Start of the employment relationship

The employment relationship is concluded for an indefinite period and takes effect on 1 January 2026.

§ 2
Activity
1.
The Employee will be employed as CTO - Chief Technology Officer on the Career Band Executive Level. In this role, the Employee reports directly to the CEO and is part of the Group Executive Committee.
2.
The Employee shall perform the work at the Employer’s registered office, insofar as this is necessary for operational reasons, and in the home office at his place of residence in Germany. The Employee is assigned to the Employer’s registered office in Munich for tax purposes. The Employee will spend more than 25% of his working time in Germany. The Parties will govern the details in a separate home office agreement.
3.
The Parties agree that the activity pursuant to § 2 (1) of this employment contract may require presence at different locations, in particular at the Employer’s sites and at companies affiliated with the Employer (within the meaning of § 15 German Stock Corporation Act (Aktiengesetz - AktG)) and corresponding business trips, including abroad.
4.
The Employer is entitled to deploy the Employee at any time without any deterioration in his contractual remuneration and without changing the actual place of work in a cross-company work organization (e.g. in a matrix structure), provided that the assigned activity is of equal value and corresponds to the Employee’s skills and qualifications. In this case, the professional right to issue instructions may not be exercised by the Employer, but by a person within the cross-company work organization who works for a company affiliated with the Employer (within the meaning of § 15 German Stock Corporation Act (Aktiengesetz - AktG)). The Employer always retains the right to issue disciplinary instructions.

§ 3
Working hours

The regular weekly working time without breaks is currently 40 hours per week. Working hours may be spread unevenly over several weeks, provided that the average working day does not exceed eight hours over 24 weeks. The position and duration of the daily working hours are based on operational requirements, taking into account the interests of the Employee.

§ 4
Secondary activities
1.
Any secondary employment, regardless of whether it is paid or unpaid, requires the prior written consent of the Employer. Consent must be granted if the secondary employment does not hinder the Employee’s fulfillment of his or her contractual duties and other legitimate interests of the Employer are not impaired.
2.
The Employee is obliged to report any changes in secondary employment.
3.
The Employer may revoke consent at any time if the secondary employment is detrimental to the Employee’s contractual performance or legitimate interests. In doing so, he must take into account the legitimate interests of the Employee.
§ 5
Basic remuneration
1.
The Employee receives an annual gross salary of € 350,000 as remuneration for his work.
2.
This salary is paid in twelve installments at the end of the month.
3.
The payment of the basic remuneration in accordance with § 5 (1) of this employment contract covers overtime and extra hours.
4.
In accordance with the statutory conditions, the Employee can request the Employer to use part of their remuneration entitlements for their company pension scheme through deferred compensation.
5.
The remuneration shall be paid cashless to a bank account to be notified by the Employee. Pledging or assignment of the remuneration claims by the Employee is excluded without the prior consent of the Employer. Consent may only be refused for objective reasons.
6.
The Employee undertakes to check his monthly payslip for discrepancies. He must notify the Employer immediately of any discrepancies in the monthly payslip or when transferring the salary to his bank account. He may not invoke the objection of expropriation if he recognized or should have recognized the overpayment or if the overpayment is based on circumstances for which he is responsible.
§ 6
Bonus according to Short Term Incentive Plan
1.
The Employee participates in the Employer’s bonus system (Short Term Incentive Plan) applicable to his functional area in the respective valid version in accordance with the underlying provisions. The Employer reserves the right to redefine the provisions of the bonus system annually at its reasonable discretion.
2.
The bonus amounts to 60% of the basic remuneration in accordance with § 5 (1) of this employment contract for 100% target achievement. The individual specifications will be communicated to the Employee separately.
3.
Any special payments made by the Employer, in particular bonus and incentive payments under the existing bonus system, do not give rise to legal claims in subsequent years.
§ 7
Private pension provision
1.
The Employer pays the Employee a monthly contribution of 2.5% of the total annual remuneration for the purpose of contributing to a private pension plan. Payment is made directly to the Employee. The Employer does not make any contributions to third parties (e.g.

pension funds). If taxes or social security contributions are payable on the benefit, these shall be borne by the Employee.
2.
For periods of suspension of the employment relationship (e.g. due to parental leave or sickness-related absences that are not subject to continued remuneration), the benefit is reduced pro rata temporis.
§ 8
Reservation of voluntariness for any special benefits
1.
If the Employee receives special benefits over and above the remuneration entitlements regulated in this employment contract, these are always voluntary benefits to which there is no legal entitlement for the future, even if they are granted several times, unless they have been agreed in an individual agreement.
2.
The Employer reserves the right to decide in each case whether, under what conditions and in what amount any special benefits are granted.
§ 9
Annual review

The Parties shall hold an annual review meeting to discuss the Employee’s professional development and any adjustments to remuneration.

§ 10
Vacation entitlement
1.
The Employee is entitled to vacation. This amounts to 30 days per calendar year (including the statutory minimum leave), with five working days per week.
2.
In the year of departure, leave is granted pro rata at 1/12 per full calendar month, unless a higher entitlement arises from the mandatory provisions of the German Federal Leave Act (Bundesurlaubsgesetz).
3.
The vacation entitlement pursuant to paragraph 1 shall be reduced by 1/12 of the annual vacation for each full month in which the employment relationship is suspended by law or agreement.
4.
Annual leave must be taken in the respective calendar year. If this is not possible for operational reasons, vacation can be taken until March 31 of the following calendar year. At the end of March 31 of the following calendar year, any remaining leave not taken expires.
§ 11
Prevention of work; temporary continued payment of basic remuneration in the event of death
1.
The Employee is obliged to inform the Employer immediately, if possible before starting work, of any absence from work of any kind and its expected duration. He is also obliged to draw attention to any urgent work. The same applies if the prevention of work is extended.
2.
If the incapacity for work due to illness lasts longer than three calendar days, the Employee must have the existence of the incapacity for work and its probable duration determined by a doctor on the following working day at the latest and obtain a medical certificate. The Employer is entitled to demand a medical certificate of incapacity for work earlier. If the Employee is not insured by a statutory health insurance fund or if the incapacity for work is determined by a doctor who does not participate in the statutory health insurance scheme, the Employee must submit a medical certificate of incapacity for work to the Employer at the times specified in sentences 1 and 2.
3.
The Employee is entitled to continued remuneration in accordance with statutory provisions. In the event of incapacity for work due to illness or accident, the Employee shall have, after expiry of the period of statutory entitlement to continued payment of remuneration, a contractual entitlement to continued payment of his basic remuneration in accordance with § 5 (1) of this employment contract for a period of up to 324 additional calendar days, but no longer than until termination of this employment contract, unless the Employee is entitled to payment of compensation benefits from a social insurance institution or an insurance company. The periods of the statutory entitlement to continued payment of remuneration and the contractual entitlement to continued payment of basic remuneration together result in a maximum total period of twelve months. The contractual obligation to continue to pay remuneration arises only once within a period of three years, calculated from the day on which the first incapacity for work due to illness or accident begins; this also applies if the Employee becomes incapacitated for work due to another illness or accident within the three years.

4.
The Employee hereby assigns to the Employer any claims to which he/she may be entitled against third parties due to the incapacity for work. The assignment is limited to the amount of the payments made or to be made by the Employer in accordance with the German Law on the Payment of Wages on Public Holidays and in the Event of Illness (Gesetz über die Zahlung des Arbeitsentgelts an Feiertagen und im Krankheitsfall – EFZG) and § 11 (3) of this employment contract.
5.
If the Employee dies during the term of this employment contract, his widow(er) and dependent children shall be entitled as joint creditors to continued payment of the basic remuneration in accordance with § 5 (1) of this employment contract for the month of death and the following three months. If the Employee leaves neither a widow(er) nor dependent children, there is no entitlement under § 11 (5) of this employment contract.
§ 12
Company car
1.
The Employer provides the Employee with a company car of category 1 of the INNIO Car Policy Europe in the version of 1 November 2025. The Employer bears the costs of the monthly leasing installment up to an amount of € 2,000.00 (excl. VAT). The company car will be registered and licensed in Germany.
2.
The Employee is entitled to use the company car for private use. Private use is recorded and accounted for under payroll and social security law. The tax for the non-cash benefit of private use is borne by the Employee.
3.
The Employer reserves the right to revoke the provision of the company car for objective reasons if the monetary benefit of the company car amounts to less than 25% of the Employee’s regular total earnings. An objective reason exists in particular in the case of
-
an economic distress of the Employer,
-
release of the Employee from performing work following termination of the employment relationship,
-
suspension of the employment relationship,
-
a driving ban or loss of the permission to operating a vehicle.
4.
In the event of revocation, the Employee is not entitled to demand compensation for use or damages for the withdrawal of private use.
5.
The Employee is fully liable for all damage to and depreciation of the company car caused intentionally or through gross negligence, as well as for damage caused to third parties, within the scope of work-related activities. In the event of damage caused by negligence, he shall be obliged to participate in the compensation of the damage according to the degree of his fault.
6.
If the company car transfer is revoked or after termination of the employment relationship, the company car together with the keys, vehicle documents, fuel/charge cards and accessories must be returned to the Employer immediately. The Employee has no right of retention to the company car.
7.
In addition, the provisions of the INNIO Car Policy Europe in the version dated 1 November 2025 shall apply.
§ 13
Travel expenses

Travel expenses are reimbursed to the Employee in accordance with the Employer’s travel expense guidelines.

§ 14
Rent subsidy

The Employee receives a monthly rental allowance of up to € 1,200.00 net upon presentation of receipts for the rental of accommodation at a location outside his main place of residence or the Employer’s company headquarters (currently Munich) where his presence is required for business reasons. The amount of the rent subsidy is based on the rent to be paid by the Employee for the use of the accommodation plus the operating costs.

§ 15
Assumption of costs for tax advice

The Employer undertakes to bear the necessary costs of advice provided to the Employee by a tax consultant if the Employee works across borders on the instructions of the Employer within the scope of his employment contract in accordance with § 2 of this employment contract and is consequently liable to pay tax in a country that is not his country of residence. The Employer bears the taxes on the non-cash benefit from the tax consultancy costs.

§ 16
Duty of confidentiality and surrender
1.
The Employee shall maintain confidentiality regarding the Employer’s matters of which he/she becomes aware, both vis-à-vis external parties and vis-à-vis other employees who are not directly involved with the relevant subject matter (third parties), insofar as it concerns business secrets within the meaning of the German Act on the Protection of Trade Secrets (Gesetz zum Schutz von Geschäftsgeheimnissen – GeschGehG) and disclosure is not permitted under § 3 (2) German Act on the Protection of Trade Secrets (Gesetz zum Schutz von Geschäftsgeheimnissen – GeschGehG) or an exception pursuant to § 5 German Act on the Protection of Trade Secrets (Gesetz zum Schutz von Geschäftsgeheimnissen – GeschGehG) applies.
2.
Information that does not constitute business secrets under the GeschGehG may not be disclosed to third parties if
-
they are designated as confidential by the Employer or
-
the confidentiality is evident from the circumstances

(hereinafter referred to as "Confidential Information"). Confidential Information includes, in particular, business strategies, economic planning, price calculations and designs, competitive market analyses, turnover and sales figures, personnel data, personnel restructuring concepts, product specifications, inventions, technical processes and procedures that are not publicly known and represent an economic value for the Employer, customer data, supplier data, passwords and access codes. If there is any doubt as to whether the information is confidential, the Employee shall obtain instructions from the Employer without delay.

3.
The Employee shall not disclose the information specified in § 16 (1) and § 16 (2) of this employment contract without the prior consent of the Employer, shall use it exclusively for the purposes of the employment relationship and shall ensure within his area of responsibility that third parties do not gain unauthorized knowledge. He will take confidentiality measures in accordance with the Employer’s instructions (Obligations under § 16 (1) to § 16 (3) of this employment contract hereinafter referred to as "Confidentiality Obligation").
4.
The Employee’s Confidentiality Obligation shall continue to apply after termination of the employment relationship, irrespective of any further statutory provisions.
5.
If the Employee is obliged by law or by a court or official decision to disclose Confidential Information, he/she shall inform the Employer of this obligation without delay and prior to disclosure, insofar as this is permissible. When disclosing the information, he will point out that it is Confidential Information and, in the case of business secrets, will also work to ensure that appropriate confidentiality measures are taken.
6.
The Employee is obliged to treat and store all documents, information carriers, technical equipment, data carriers and other documents relating to his work, including personal records relating to business transactions, with care as the property of the Employer entrusted to him and to return them to the Employer upon request at any time, but at the latest upon termination of the employment relationship. This also applies to transcripts. Reproductions, stored data and objects. At the Employer’s request, the Employee is obliged to confirm that he or she has such documents, whether in the original or in copy, and has not passed it on to third parties. The obligation to provide such an affirmation does not exist in cases of §§ 3 (2), 5 German Act on the Protection of Trade Secrets (Gesetz zum Schutz von Geschäftsgeheimnissen – GeschGehG).
7.
The Employee is obliged to delete all data and information relating to the affairs of the company stored on private electronic data carriers immediately upon request, but at the latest upon termination of the employment relationship.
8.
The confidentiality obligation applies accordingly to matters relating to a company affiliated with the Employer (within the meaning of § 15 German Stock Corporation Act (Aktiengesetz - AktG)) or a third party (in particular a customer or supplier), unless the Employer specifies otherwise. If the Employee has received information directly from a third party and there are indications that disclosure or use may infringe the rights of third parties, the Employee is obliged to inform the Employer of this immediately and before disclosing or using the information.
§ 17
Duties of truth and disclosure
1.
The Employee provides the Employer with all the necessary information on a master data sheet before starting work. The information in the master data sheet is an integral part of this employment contract.

2.
The Employee undertakes to report any change in personal circumstances or changes to the information in the master data sheet to the HR department immediately. This also includes any loss of the driving license.
§ 18
Rights to Work Results
1.
The Employee hereby assigns to the Employer all transferable, present and future rights and claims to and arising from the services and performance results rendered by him in the course of or in connection with his work for the Employer, in particular to inventions (regardless of whether patentable or not), technical improvement proposals, know-how, concepts, ideas, documentation, specifications, templates, trade and business secrets, confidential information, product representations, technical specifications and drawings, technical information, formulas, algorithms, software in source code and object code form, including documentation, design material and source and object code (together the "Work Results").
2.
The Employer alone is entitled to apply for worldwide registrations of industrial property rights in its own name for the Work Results (without being obliged to do so), in particular design rights, utility models, patents and trademarks.
3.
If and insofar as it is not possible to transfer the rights to the Work Results (for example in the case of German copyrights), the Employee hereby grants the Employer the right to transfer the rights to the Work Results with effect from the time they arise irrevocably the exclusive right - subject to the provision in § 18 (4) of this employment contract - to use and exploit such Work Results in all known and unknown types of use worldwide, without restriction in terms of content and without time limit for the duration of the protection in any form. This includes in particular the rights to use and exploit the Work Results, the right to reproduce the Work Results, the right to disseminate, sell and distribute the Work Results, the right to rent and lend the Work Results, the right to make the Work Results publicly available and the right to edit, adapt, translate and redesign the Work Results (in each case insofar as this does not involve any distortion of the Work Results) as well as the right to use the results thus obtained in the same way as the Work Results themselves.
4.
If and to the extent that the respective work result is protected as a work within the meaning of § 2 German Act on Copyright and Related Rights (Urheberrechtsgesetz – UrhG), with the exception, however, of software within the meaning of § 69a German Act on Copyright and Related Rights (Urheberrechtsgesetz – UrhG), and none of the exceptions described in § 40a (3) German Act on Copyright and Related Rights (Urheberrechtsgesetz – UrhG) apply, the Employee is entitled to otherwise exploit the work result concerned after ten years, calculated from the date on which the respective right of use was granted.
5.
§ 69b German Act on Copyright and Related Rights (Urheberrechtsgesetz – UrhG) applies accordingly. Only the Employer shall be entitled to exercise all property rights to the software that is part of the Work Results, regardless of the form of expression of the software, including the design material and for both the source code and the object code.
6.
The Employer is the producer of any databases as Work Results.
7.
The Employer is authorized to transfer the rights transferred and granted to him above to third parties and to grant simple or exclusive rights of use and exploitation to third parties, in each case in full or in part, permanently or temporarily.
8.
The Employer hereby accepts the above transfers and grants of rights to the Work Results.
9.
The Parties agree that the aforementioned transfers and grants of rights to the Work Results are compensated by the Employee’s remuneration in the context of his work for the Employer and that the Employee is not entitled to any claims for the use of the Work Results (including claims for damages and other remuneration claims); any legally mandatory remuneration claims of the Employee for unknown types of use remain reserved for the Employee.
10.
The Employee is obligated to cooperate with the Employer free of charge for all applications for industrial property rights or other actions to be taken vis-à-vis public offices in connection with the Work Results at the request of the Employer, in particular to complete and sign documents to be submitted.
§ 19
Data protection
1.
The Employee’s personal data is processed within the scope of the employment contract in order to be able to fulfill it, to comply with legal obligations or if this is necessary to fulfill the legitimate interests of the Employer or the legitimate interest of a third party. The processing of Employees’ personal data may also require their consent in individual cases. The Employer has informed the Employee about the processing of his personal data and his rights in this regard by means of the data protection declaration attached to this employment contract; a current version of the data protection declaration can be viewed on the intranet.
2.
Employees may not collect, use, pass on or otherwise process personal data (all information relating to a named or identifiable person) without authorization within the scope of their employment relationship. The Employee undertakes to treat personal data confidentially and to process them exclusively on the instructions of the Employer. The obligation under § 19 (2) of this employment contract shall continue to apply after the Employee’s employment has ended.
3.
Violations of data protection regulations can be punished with fines, administrative fines and imprisonment in accordance with Article 83 General Data Protection Regulation (Datenschutz-Grundverordnung - DSGVO), Section 42 and Section 43 German Federal Data Protection Act (Bundesdatenschutzgesetz – BDSG) and other laws.
4.
A breach of data protection regulations can also constitute a breach of employment contract obligations or special confidentiality obligations and lead, for example, to a warning, ordinary or extraordinary termination and/or liability for damages. Violations of data protection regulations may also result in claims for damages by the persons to whom the data relates. These persons may also be able to assert and enforce their claims personally against employees.
5.
The Employer reserves the right to monitor the use of its resources, including the use of e-mails, the Internet, the Employer’s intranet, PCs, telephones and cell phones, iPads or smartphones provided to the extent permitted by law.
§ 20
Contractual non-competition clause

During the term of this employment contract, the Employee will neither directly nor indirectly participate in a company nor work for a company independently, as an employee or in any other way, which is in direct or indirect competition with the Employer or a company affiliated with the Employer (within the meaning of § 15 German Stock Corporation Act (Aktiengesetz - AktG)) Similarly, the Employee is prohibited from establishing, acquiring or directly or indirectly participating in such a company during the term of this employment contract.

§ 21
Group insurance/social benefits

The Employee is insured under a group accident insurance policy for the duration of this employment contract.

§ 22
Termination and suspension of the employment relationship
1.
A notice period of six months to the end of the month applies for both Employer and Employee; statutory extensions of the notice period apply for both parties. The right to extraordinary termination remains unaffected.
2.
Any termination must be in writing.
3.
The employment relationship ends, without the need for notice of termination, at the end of the month in which the Employee reaches the statutory retirement age (67 years of age at the time the contract is concluded).
4.
If a pension insurance provider determines that the Employee has reduced earning capacity within the meaning of § 43 German Social Code Book VI (Sozialgesetzbuch VI - SGB VI), the employment relationship shall end, without notice of termination being required, three months after the end of the month in which the notice is served, provided that the Employee receives permanent pension insurance benefits and if continued employment of the Employee with reduced working hours or in another suitable vacant position - even with reduced working hours - is not possible.
5.
§ 22 (3) and § 22 (4) of this employment contract do not affect the right to ordinary termination.
6.
The Parties agree that the Employer is entitled to release the Employee in whole or in part from the obligation to perform work with continued payment of remuneration in connection with the termination of the employment relationship if there is an objective reason.

An objective reason may exist, in particular, if there is a concrete risk that the Employee will breach the employment contract in a gross manner that impairs trust (e.g. competitive activity, disclosure of confidential information) or if the Employer can no longer employ the Employee (e.g. due to the loss of the job).
7.
The Employee must inform the Employer immediately of the receipt and content of a pension notice or the receipt of unemployment benefit.
§ 23
Surrender of objects
1.
Immediately upon termination of the employment relationship or upon request by the Employer at any earlier point in time (e.g. in the event of a leave of absence), the Employee is obliged to return all work equipment and documents provided to him/her for use in connection with the performance of his/her duties under the employment contract: this also includes documents that the Employee has received from third parties for the performance of his/her work. This also includes personal records, notes or personally prepared documents on employer matters as well as documents in the form of electronic/digital data carriers. The Employee has no right of retention to these items.
2.
The deletion obligation pursuant to § 16 (7) of this employment contract remains unaffected.

§ 24 Preclusive periods

1.
All mutual claims arising from the employment relationship must be asserted in text form against the other party within three months of the due date. Otherwise the claims expire.
2.
If the other party rejects the claim in text form or does not make a declaration within one month of asserting the claim, the claim shall lapse if it is not asserted in court within three months of rejection or expiry of the one-month period.
3.
§ 24 (1) and § 24 (2) of this employment contract also apply to claims in connection with the employment relationship.
4.
§ 24 (1) to § 24 (3) of this employment contract shall not apply to claims resulting from injury to life, limb or health or from intentional or grossly negligent breaches of duty or intentional or grossly negligent tortious acts. Claims that are excluded from these preclusive periods by law (e.g. AEntG, MiLoG, BetrVG, TVG) are also excluded.
§ 25
Applicable law

This employment contract is subject to the law of the Federal Republic of Germany.

§ 26
Final provisions
1.
This employment contract terminates and replaces all previous verbal or written agreements, declarations of intent, arrangements, statements, assurances or promises made by the Parties; this does not apply to the tripartite contract concluded between the Parties and INNIO Jenbacher GmbH on 16 December 2025. The Parties have not made any additional verbal agreements to this employment contract.
2.
Individual contractual agreements between the Parties are effective informally (cf. § 305b German Civil Code (Bürgerliches Gesetzbuch - BGB)). Otherwise, amendments, supplements and ancillary agreements to this employment contract must be made in writing to be effective. The same applies to changes to this written form requirement.
3.
The mere multiple granting of benefits cannot establish an entitlement to the future granting of these benefits.
4.
Should any provision of this employment contract be or become invalid, this shall not affect the validity of the remaining contractual provisions. The invalid provision shall be replaced by a valid provision that comes as close as possible to the economic intent of the invalid provision.
5.
The offer of a contract is subject to the condition that a residence permit and work permit authorizing the performance of the contractual activity are available.
6.
Each party has received a signed copy of this employment contract.
7.
This contract offer expires within ten calendar days from the date of issue, unless it has been duly signed by the Employee and received by the Employer within this period.

Munich, 16 December 2025

INNIO Holding GmbH

Name:

Position:

Dr. Olaf Berlien

Managing Director

Name:

Position:

Dr. Dennis Schulze

Managing Director

Dr. Andreas Kunz